Exhibit 99.1
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado— FOR RELEASE 6:00 AM EASTERN STANDARD TIME
Date: July 30, 2009
Double Eagle Petroleum Reports Second Quarter Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial results for the second quarter ended June 30, 2009. Highlights of the second quarter include:
•	Net production volumes of 2.4 Bcfe, which represents an increase of 60% year over year and 5% sequentially;

•	Clean Earnings* of $3,108,000 or $0.34 per share;

•	Cash flows from operations of $9,891,000 compared to $8,007,000 for the second quarter of 2008; and

•	Production costs decreased to $0.83 per Mcfe versus $1.39 per Mcfe for the second quarter of 2008.
The Company reported Clean Earnings, a non-U.S. GAAP metric, for the second quarter of 2009 of $3,108,000 or $0.34 per share, as compared to $3,458,000, or $0.38 per share for the same prior year period. Clean Earnings excludes the effects of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, which are recorded at fair value at each period end, as well as stock-based compensation expense. Clean Earnings includes the impact of income taxes, which the Company does not expect to pay due to its unused operating loss carryforwards. In the second quarter of 2009, the Company had an unrealized loss on its economic hedges of $(2,152,000), before the effect of taxes.
On a U.S. GAAP basis, the Company reported a net loss attributable to common shareholders of $(1,173,000), or $(0.13) per diluted share, as compared to a net income of $2,342,000, or $0.26 per share for the second quarter of 2008.
“During this period of low gas prices in the Rocky Mountains, we’ve had excellent performance in the areas we can control. Our production volumes have continued to increase, both year over year and sequentially; we continue to improve the efficiency of our operations; we reduced our general and administrative expenses, excluding non-cash equity compensation, quarter over quarter; and we’ve done an excellent job of monitoring the future gas market to secure additional hedges to protect our future production,” Richard Dole, Chairman, President and CEO of Double Eagle commented.
Total revenues for the second quarter of 2009 were approximately $10,040,000, as compared to $13,789,000 in the second quarter of 2008. Production-related revenue, which excludes the non-cash hedging loss of $2,152,000 and other income, decreased 1% to approximately $12,075,000, as compared to the second quarter of 2008. During the period, the Company’s average realized gas price decreased 42% to $4.34, compared to $7.54 in the same 2008 period. The Company benefited from its hedging program, as the average Colorado Interstate Gas (“CIG”) price for the quarter decreased 70% compared to the second quarter of 2008.
(*) Please see page 5 for reconciliation to U.S. GAAP.

The decline in natural gas prices was partially offset by the Company’s increase in production volumes during the second quarter of 2009. Total production increased by 60% to 2.4 Bcfe for the quarter ended June 30, 2009, as compared to 1.5 Bcfe in the same prior-year period, and reflects production from 20 new wells in the Catalina Unit that were drilled as part of the 2008 drilling program and 10 wells from the 2007 drilling program that began producing in the third quarter of 2008. It also includes production from 20 new wells in the Mesa Units from the 2007 and 2008 drilling program, and new wells from the 2008 drilling program at the Sun Dog and Doty Mountain Units. The increase of production from new wells was reduced by i) the decrease in the Company’s working interest in the wells at the Catalina Unit from 73.84% to 68.35%, and ii) reduced production from certain existing wells at the Catalina Unit, as the Company performed well workovers and production enhancements during the second quarter of 2009.
Production costs during the three months ended June 30, 2009, decreased to $1,989,000 or $0.83 per Mcfe, as compared to $2,076,000 or $1.39 per Mcfe. The decrease in well production costs on a per Mcfe basis was largely attributed to the operating efficiencies the Company continues to realize as its production volumes increase, particularly at the Company-operated Catalina Unit.
Borrowings on the Company’s revolving line of credit remained consistent with the first quarter of 2009, at $42,500,000 as of June 30, 2009, as compared to $24,639,000 at December 31, 2008. The Company’s increased its borrowings during the first half of 2009 to pay for costs incurred in the 2008 drilling program. Under its credit facility, the Company is required to maintain a current ratio of 1.0 to 1.0, as defined. At June 30, 2009, the Company’s current ratio was .99 to 1.0, and as a result it was not in compliance with the current ratio covenant. The lenders have waived the current ratio covenant until September 30, 2009, and management expects to be in compliance at this time. Currently, the Company has a $75 million credit facility in place with a $45 million borrowing base.
The Company has a hedging policy in place in order to mitigate its exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. The Company has historically entered into fixed price delivery contracts, costless collars, and fixed price swaps to hedge its equity production. In July, 2009, the Company added to its derivative holdings with two separate NYMEX costless collars, each for 5,000 Mcf per day to hedge a portion of its production through 2011. The term of the first contract is from August 1, 2009 through July 31, 2011, with a $4.50 floor price and a $7.90 ceiling price. The term of the second contract is from December 1, 2009 through November 30, 2011, with a $4.50 floor price and a $9.00 ceiling price. The table below summarizes the current outstanding derivatives:

	Total Volumes	NYMEX Price	Average CIG
	(MMcf)	per Mcf	Price per Mcf
Q3 2009	859		$7.12
	305	$4.50-$7.90
Q4 2009	767		$7.27
	615	$4.50-$9.00
2010	4,380		$4.30
	3,650	$4.50-$9.00
2011	2,920		$7.07
	2,730	$4.50-$9.00

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues
Oil and gas sales	$10,492	$11,526	$20,992	$17,777
Transportation revenue	$1,583	$723	$3,170	$1,087
Price risk management activities	$(2,152)	$1,370	$(3,292)	$2,022
Other income, net	$117	$170	$210	$219

Total revenues	10,040	13,789	21,080	21,105

Expenses
Lease operating expenses	1,989	2,076	3,601	3,092
Production taxes	753	1,534	1,642	2,334
Pipeline operating expenses	1,087	659	1,654	747
Exploration expenses including dry holes	29	50	55	531

Total Expenses	3,858	4,319	6,952	6,704

Gross Margin Percentage	61.6%	68.7%	67.0%	68.2%

General and administrative	1,427	1,302	3,101	2,209
Depreciation, depletion and amortization expense	4,715	2,979	9,097	3,994
Other income (expense), net	(392)	—	(644)	(64)

Pre-tax income (loss)	(352)	5,189	1,286	8,134

Benefit (Provision) for deferred taxes	110	(1,916)	(521)	(2,999)

NET INCOME (LOSS)	(242)	3,273	765	5,135

Preferred stock requirements	931	931	1,862	1,862

NET INCOME (LOSS) attributable to common stock	$(1,173)	$2,342	$(1,097)	$3,273

Net income (loss) per common share:
Basic	$(0.13)	$0.26	$(0.12)	$0.36

Diluted	$(0.13)	$0.26	$(0.12)	$0.36

Weighted average shares outstanding:
Basic	9,233,725	9,152,023	9,217,902	9,150,064

Diluted	9,233,725	9,161,258	9,217,902	9,153,696

SELECTED BALANCE SHEET DATA
(In thousands)

	June 30,	December 31,
	2009	2008	% Change

Total assets	$158,198	$171,989	-8%

Balance outstanding on credit facility	42,500	24,639	72%

Total stockholders’ equity	47,286	54,903	-14%
SELECTED CASH FLOW DATA
(In thousands)

	Six months ended June 30,
	2009	2008	% Change

Net cash provided by operating activities	$16,826	$10,470	61%

Net cash used in investing activities	(28,650)	(24,484)	17%

Net cash provided by financing activities	15,722	14,154	11%
SELECTED OPERATIONAL DATA

	Three months ended,
	June 30,	June 30,
	2009	2008	% Change

Total production (Mcfe)	2,385,021	1,494,147	60%

Average price realized per Mcfe	$4.40	$7.71	-43%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the three and six months ended June 30, 2009 and 2008, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$(1,173)	$(0.13)	$2,342	$0.26
Add back non-cash items (1):
Share-based compensation expense	180	0.02	90	0.01
Depreciation, depletion, amortization and accretion expense	2,821	0.31	1,890	0.21
Non-cash loss (gain) on price risk management (2)	1,280	0.14	(864)	(0.10)

Clean Earnings	$3,108	$0.34	$3,458	$0.38

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$(1,097)	$(0.12)	$3,273	$0.36
Add back non-cash items (1):
Share-based compensation expense	458	0.05	151	0.02
Depreciation, depletion, amortization and accretion expense	5,442	0.59	2,597	0.28
Non-cash loss (gain) on price risk management (2)	3,700	0.40	(1,276)	(0.14)

Clean Earnings	$8,503	$0.92	$4,745	$0.52

(1)	Presented net of tax with effective tax rate of 40.5% and 36.9% for the three and six months ended June 30, 2009 and 2008, respectively.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

The Company has scheduled a conference call for July 30, 2009 at 9:00 AM Mountain Standard Time to review the second quarter 2009 financial results. A replay of the call will be available shortly thereafter.
About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.us

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